ASSIGNMENT AGREEMENT
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     This Agreement, effective as of February 11, 1996, is made and entered into this 5th day of June, 1997, between International Isotopes, Inc. ("International Isotopes") (formerly named Applied Isotope Products Corp.), a Texas corporation and Hospital Financial Corporation, a Delaware corporation d/b/a Hospital
Finance Corporation ("HFC"):

     WHEREAS, HFC, CTX Systems Corporation ("CTX"), a Delaware Corporation and wholly-owned subsidiary of HFC, and SKM, Incorporated ("SKM") entered into an Agreement dated November 3, 1977 ("the Original Agreement"), relating to the allocation of intellectual property rights arising out of a research and development program by SKM partially funded by HFC relating to the construction of an x-ray tomographic scanning prototype;

     WHEREAS, the Original Agreement granted CTX an irrevocable, royalty-free exclusive license to make, use or sell throughout the world in the Medical Field x-ray scanner systems, or parts thereof, embodying the Project Inventions or using the Project Data resulting from the research and development program;

     WHEREAS, the Original Agreement granted CTX an irrevocable, royalty-free, non-exclusive license to make, use or sell throughout the world in the Medical Field x-ray scanner systems, or parts thereof, embodying SKM Inventions or using SKM Proprietary Data;

     WHEREAS, U.S. Patent No. 4,284,895 issued on August 18, 1981, and U.S. Patent No.

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4,437,006 issued on March 13, 1984, cover inventions within the scope of the Project Inventions licensed to CTX pursuant to the Original Agreement;

     WHEREAS, CTX changed its name to Healthscan Corporation pursuant to the Unanimous Consents and Certificate of Amendment dated March 5, 1981;

     WHEREAS, CTX was merged into HFC on September 30, 1981 pursuant to a Certificate of Ownership and Merger;

     WHEREAS, HFC now holds CTX's rights under the Original Agreement, including the exclusive licenses under U.S. Patent Nos. 4,284,895 and 4,437,006 to the Medical Field, and desires to assign such rights and licenses to International Isotopes;

     WHEREAS, International Isotopes desires to obtain HFC's rights in the Original Agreement, including the licenses previously described, and agrees to assume all liabilities of HFC under the Original Agreement.

     NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the parties agree as follows:

                                 I. DEFINITIONS

A. "Patents" licensed hereunder means inventions claimed in United States Letters Patent No.


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U.S. Patent Nos. 4,284,895 and 4,437,006.

B. "Scanners" subject to royalties hereunder means any apparatus or method corresponding to a claim of "Patents".

C. "Licensee" means any entity to whom International Isotopes grants a license to manufacture, use, or sell Scanners.

D.   "Net Sales" means:

     (1) If a Scanner is sold to a person not affiliated with International Isotopes, Net Sales means the net proceeds received by International Isotopes and/or Licensees for the sale or lease of Scanners, f.o.b. factory, after deduction of standard discounts. If such Scanner is sold as a subcomponent of a larger device or system, the "net selling price" of said Scanner shall be calculated by multiplying the net selling price of the larger device or system by the ratio of the sum of the costs of the component parts and cost of assembly of said Scanner to the sum of the costs of the component parts and cost of assembly of said larger device or system. Such ratio shall be determined in accordance with generally accepted accounting practices.

     (2) The fair market value in all other cases of sale or use of a Scanner. The fair market value for any Scanner used by International Isotopes and/or Licensees shall be based, if possible, on average net selling prices for equivalent Scanners sold during the same calendar six-month period in which the Scanner is first used.

E. Scanners shall be deemed to have been sold or leased when billed out, when shipped, or when paid for, whichever shall occur first.

F. "International Isotopes" means International Isotopes, Inc., its successors and assigns,


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including the resultant of any merger or consolidation or the purchasers of all or any substantial part of its assets and any affiliated company. "Affiliated company" means any company of which International Isotopes, Inc. owns or controls, directly or indirectly, fifty percent (50%) of the stock having the right to vote for directors.

                                 II. ASSIGNMENT

     HFC agrees to sell, assign, transfer, set over and convey to International Isotopes all of HFC's rights, title and interest in and to said Original Agreement, including the exclusive licenses under U.S. Patent Nos. 4,284,895 and 4,437,006 in the Medical Field.

                        III. INITIAL PAYMENT AND ROYALTY

A. In consideration for the assignment to it of rights under the Original Agreement, International Isotopes agrees to issue to HFC 10,000 shares as of the effective date of this Agreement (which stock has subsequently split into 25,000 shares) in the common stock of International Isotopes.

B. During the term of this Agreement, International Isotopes also agrees to pay to HFC a royalty of one percent (1%) of Net Sales of Scanners manufactured, used, or sold by International Isotopes which are covered by a claim of one or more Patents licensed to International Isotopes pursuant to this Agreement.

C. The royalty payments shall be made by International Isotopes to HFC within sixty (60) days following the end of each calendar six-month period.

D. International Isotopes shall not be liable for royalties upon any Scanner returned by a purchaser to International Isotopes for credit, and International Isotopes shall have the right to deduct the amount of any such royalties already paid from the amount of the royalties that may subsequently accrue. No royalty shall be paid on the parts of Scanners that are sold as repairs or


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furnished as replacements to Scanners on which a royalty has previously been paid.

                             IV. RECORDS AND REPORTS

A. International Isotopes shall keep, and shall require its Licensees to keep, proper books of account with reference to all Scanners which it or they may manufacture, sell, or use in accordance with the aforesaid Patents and shall render semi-annual reports from such books to HFC, giving the number and net selling prices of such apparatus as may have been manufactured, sold or used by International Isotopes or its Licensees during the preceding six (6) months and the amount of royalties payable to HFC, the said reports to be rendered at the time of making the royalty payments designated in Article III. hereof.

B. International Isotopes shall also permit and require its Licensees to permit HFC, through a duly accredited representative or certified public accountant, to inspect such books of account as may be necessary to determine the completeness and accuracy of the semi-annual reports and to make reasonable extracts therefrom at reasonable times.

                                 V. LITIGATION

     If, during the continuation in force of this Agreement, litigation shall result in a final court decision, from which no appeal or further review has or may be taken, holding that a claim or claims of the Patents are invalid, International Isotopes shall promptly notify HFC. If, as a result of any such litigation, other claims of such Patents continue to provide protection for Scanners, International Isotopes and HFC shall negotiate with each other in good faith to establish a reduced minimum royalty rate based upon the reduced value of such Patents. HFC, however, shall be entitled to retain the royalty payments specified herein made to it up to the time of such decision.


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                       VI. WARRANTIES AND REPRESENTATIONS

A. HFC warrants that it has the right to convey its rights in and under the Original Agreement described herein and that it has not executed, and will not execute, any agreement in conflict herewith.

B. HFC makes no representation regarding whether any Scanners subject to this Assignment Agreement infringe upon any other patent or other rights of any person or entity not a party hereto. In addition, HFC makes no representation that International Isotope will be successful in making, using and/or selling Scanners.

C. HFC agrees to promptly execute and deliver to International Isotopes or its legal representatives any and all papers, instruments or affidavits to which may be necessary or desirable to carry out the purposes hereof.

D. International Isotopes agrees to assume HFC's obligations under the Original Agreement.

                                    VII. TERM

     Unless previously terminated pursuant to this Agreement, this Agreement shall terminate upon the expiration of the last of the patents subject to this Agreement.

                               VIII. MISCELLANEOUS

A. The failure of either party to enforce at any time, or for any period of time, a provision hereof shall not be construed to be a waiver of such provision or the right of such party thereafter to enforce each and every such provision.

B. This Agreement represents the entire understanding and agreement between the parties hereto relating to the assignment of the Patents referred to hereinabove relating to tomographic scanning systems; and any and all prior agreements, whether written or oral, that may exist between

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the parties regarding same are hereby superseded. In particular, this Agreement supersedes the Assignment Agreement among the parties dated February 11, 1996.

C. No modification, renewal, extension and/or termination of this Agreement or any provision herein contained shall be binding upon the parties against whom enforcement of such modification, renewal, extension or termination is sought, unless it is made in writing and signed on its behalf by its duly authorized representative.

D. The invalidity or unenforceability of any provision hereof shall not affect the validity or enforceability of any other provision.

E. This Agreement is to be interpreted in accordance with the substantive law of the State of Texas in effect at the time of execution of this Agreement. This Agreement is made and is to be performed in Travis County, Texas.

F. Any notice, communication or statement required or permitted to be given hereunder shall be in writing and deemed to have been sufficiently given when delivered in person or by U.S. certified mail, return receipt requested, to the address of the respective parties:

                  Ira L. Morgan, Chairman and CEO
                  International Isotopes, Inc.
                  2600 Longhorn Blvd., Suite 105
                  Austin, Texas 78758

                  W.J. Lepeska, President
                  Hospital Financial Corporation
                  11330 Theo. Trecker Way
                  West Allis, WI 53214

or to a different address when such different address is provided to the other party in writing pursuant to the terms of this Agreement.


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         IN WITNESS WHEREOF, the parties have executed this Agreement in multiple originals as of the date and year first written above.

                                            INTERNATIONAL ISOTOPES, INC.
                                            /s/ Ira L. Morgan
                                                Ira L. Morgan, Chairman and CEO

                                            HOSPITAL FINANCIAL CORPORATION
                                            /s/ W.J. Lepeska
                                                W.J. Lepeska, President